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                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                                 BANK OF FLORIDA
                                       AND
                                 MARTIN P. MAHAN

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 16/th/ day of September, 2002, by and between Bank of Florida ("Bank" or "Employer") and Martin P. Mahan ("Employee"). Employer and Employee are collectively referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, the Employer wishes to retain Employee as its Chief Operating Officer to perform the duties and responsibilities as are described in this Agreement and as the Employee's Chief Executive Officer and Board of Directors ("Board") may assign to Employee from time to time; and

     WHEREAS, Employee desires to become employed by the Employer and to serve as the Employer's Chief Operating Officer in accordance with the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

                                 OPERATIVE TERMS

     1. Employment and Term. Employer shall employ Employee and Employee shall be employed pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of three years, commencing on September 1, 2002 (the "Effective Date"). On the third anniversary of the Effective Date and on each succeeding anniversary thereafter until the Employee's 65/th/ birthday, the term of this Agreement shall be automatically extended for one additional year. However, either Party may terminate such renewals of this Agreement by giving the other Party written notice of its intent not to renew at least 30 days prior to any anniversary of the Effective Date.

     The Board shall, prior to any renewal taking effect, review Employee's performance and this Agreement to determine if the Agreement's renewals should be continued. The Board's decision shall be included in its meeting minutes.

     In the event the Employee gives notice of termination (as defined in Section 11[a] herein), the Employer may elect, at its sole option, to have the term of this Agreement expire immediately or upon the 30th day following the delivery to the Employer of such notice of termination. A voluntary employment termination by the Employee shall result in the termination of the rights and obligations of the Parties under this Agreement; provided, however, that the terms and provisions of Section 12, 13, 14, 15, 16, 17, 18 and 19 herein shall continue to apply and Employer shall pay to employee all compensation accrued, but not yet paid.

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     In the event the Employer desires to involuntarily terminate the Employee's employment, the Employer shall deliver to the Employee a notice of termination, and the following provisions shall apply:

          (a) In the event the involuntary termination is for Cause, this Agreement shall terminate immediately upon delivery to the Employee of a notice of termination. Such a termination for Cause shall result in the termination of all rights and obligations of the Parties under this Agreement, with the exception of Sections 12, 13, 14, 15, 16, 17, 18 and 19 herein and Employer's obligations to pay to Employee all compensation accrued, but not yet paid.

          (b) In the event the involuntary termination is without Cause, the Employee shall be entitled to receive the severance benefits set forth in
     Section 9(e) and (f) herein and will remain subject to the provisions of Sections 12, 13, 14, 15, 16, 17, 18 and 19 herein.

     2. Position, Responsibilities and Duties. During the term of this Agreement, Employee shall serve in the following capacities and shall fulfill the following responsibilities and duties:

          (a) Specific Duties: Employee shall serve as the Chief Operating Officer of the Bank, through election by the Board. In such capacity, Employee shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to a Chief Operating Officer of similar financial institutions and shall report directly to the Chief Executive Officer. In addition, Employee shall use his best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to Employee by the Chief Executive Officer or the Board and to utilize and develop contacts and customers to enhance the business of Employer. Specifically, Employee's duties shall include, but not be limited to:

               (i)    building and maintaining a high quality employee team;

               (ii) overseeing and supervising all of the Bank's operating activities;

               (iii) supervising the Bank's human resource and marketing departments;

               (iv) keeping the Bank's Chief Executive Officer informed of important developments concerning the Bank, industry developments and regulatory initiatives affecting the Bank;

               (v) establishing and implementing marketing efforts to increase the business of the Bank, including increasing the Bank's fee and interest income;

               (vi) assisting the Bank's Chief Executive Officer with the preparation of the Bank's annual business plan and budget;

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               (vii)  implementing and monitoring the Bank's annual business plan and budget;

               (viii) recommending to the Bank's Chief Executive Officer any necessary revisions to the Bank's three-year business plan;

               (ix) coordinating with the Bank's attorneys, accountants and other service providers to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations and otherwise keeping the Bank in as good a financial and legal posture as possible;

               (x) being responsible for the oversight of the Bank's branch network, as branches open;

               (xi) maintaining adequate expense records relating to Employee's activities on behalf of the Bank; and

               (xii) conducting and undertaking all other activities, responsibilities, and duties normally expected to be undertaken and accomplished by the Chief Operating Officer of a financial institution similar in size and operation to the Bank's business.

          (b) General Duties: During the term of this Agreement, Employee shall devote all of his working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Employer. Employee shall obtain such licenses, certificates, accreditations and professional memberships and designations as the Employer may reasonably require. Employee shall join and maintain memberships in such social and civic organizations as the Employer's Board may deem appropriate to foster the Employer's contacts and business network in the community. Employee may, however, invest his assets in such form or manner as Employee so desires, so long as such investments do not require his services during normal business hours in the operation of the affairs of the companies in which such investments are made. Employee shall notify Employer prior to any significant participation by him in any trade association or similar organization.

     3. Compensation. During the term of this Agreement, Employee shall be compensated as follows:

          (a) Base Salary: Employee shall receive an annual salary of $150,000 (the "Base Salary") payable in accordance with the Employer's standard payroll practices. Employer may adjust the Base Salary from time to time based upon the Board's evaluation of Employee's performance. In no event, however, will the Base Salary be reduced without Employee's written concurrence.

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          (b)  Relocation Bonus: Within 10 days of the Effective Date, Employee shall receive a $50,000 relocation bonus. In the event Employee leaves the employment of Employer (for any reason) within six months of the Effective Date, Employee shall repay such bonus to Employer within 60 days of the date of the termination of Employee's employment. Such repayment obligation shall thereafter continue, but shall be reduced by $10,000 for each subsequent month. Employer may, at its election, set off and collect any sums so due out of any amounts which the Employer may owe Employee pursuant to the terms of this Agreement.

          (c) Performance Bonus: Beginning December 31, 2002, and at the end of each fiscal year of the Employer, in addition to Employee's Base Salary, Employee shall be paid performance bonuses ("Performance Bonuses") based upon good faith written annual goals for Employee established with Employee's input by the Board of Directors and given to the Employee at least 30 days before January 1/st/ of the year for which the goals apply ("Performance Goals"). The payment of Performance Bonuses pursuant to this Section shall be contingent upon the following:

               (i) As of the calendar year end in question, the overall condition of the Bank must be "satisfactory" in the opinion of the Florida Department of Banking and Finance and Federal Deposit Insurance Corporation ("FDIC") as set forth in the most current Report of Examination provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Employer shall not be less than a "2"; and

               (ii) As of the fiscal year end in question, the Employer shall be "adequately capitalized" as defined under regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991; and

               (iii) The Employer shall have positive Net Income (as reported to the FDIC on Schedule RI, Consolidated Report of Income for the Period January 1 to December 31 of that year); and

               (iv)   No bonus shall exceed 40% of the Employee's Base Salary.

          When the above contingencies have been met, but in no instance beyond 45 days from each calendar year-end, the Employer shall set the Performance Bonus amounts based upon the following criteria:

               (i)    Goals set by the Board of Directors and goals met; and

               (ii) Expense control goals set by the Board of Directors and goals met. The Performance Goals shall be part of the annual business plans prior to the expiration of each calendar year for the next ensuing calendar year. In each business plan, each of the above criteria will be

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                      assigned a specific percentage bonus (in relation to the
                      Employee's Base Salary) and each percentage (or, such portion of each percentage if a specific criteria has not been fully met) shall be paid to Employee annually, but in no event beyond fifty (50) days from each calendar year end.

     4. Payment of Business Expenses. Employee is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Employee for authorized expenses, according to the Employer's established policies, promptly after Employee's presentation of an itemized account of such expenditures.

     5. Vacation. Employee is entitled to three weeks paid vacation time per year on a non-cumulative basis.

     6.   Fringe Benefits.

          (a) Medical and Other Benefits: Employee is entitled to participate in all medical and health care benefits, life and long-term disability insurance plans and retirement plans provided by the Employer to its officers.

          (b) Club Memberships and Education: Employer will reimburse Employee for any club membership dues that are pre-approved by the Board of Directors, as well as pre-approved dues and expenses related to joining service organizations such as the Rotary Club or Kiwanis Club. Employer will also reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

          (c) Automobile Allowance: Employee shall be entitled to receive an automobile allowance commensurate with his position, in accordance with the Bank's policies.

     7.   Disability/Illness.

          (a) Illness: Employee shall be paid his full Base Salary for any period of his illness or incapacity: provided that such illness or incapacity does not render Employee unable to perform his duties under this Agreement for a period longer than three consecutive months. At the end of such three-month period, Employer may terminate Employee's employment and this Agreement.

          (b) Disability: If the Employer terminates this Agreement pursuant to Employee's illness or incapacity as determined under Section 7(a) herein, Employer shall pay to Employee all compensation accrued, but not yet paid.

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          (c)  Continuation of Coverages: During any period of illness or disability, the Employer will continue any other life, health and disability coverages for Employee substantially identical to the coverages maintained prior to Employee's termination for disability. Such coverages shall cease upon the earlier of:

               (i)    Employee's full time employment by another Person;

               (ii) one year after the date of such termination (with the exception of disability insurance coverage); or

               (iii)  the date of Employee's death.

          (d) No Reduction in Base Salary: During the period in which Employee is disabled or subject to illness or incapacity, unless Employee is terminated pursuant to Section 7(b) herein, there shall be no reduction in Employee's Base Salary.

     8. Death During Employment. In the event of Employee's death during the term of this Agreement, Employer's obligation to Employee shall be limited to the portion of Employee's compensation which was accrued, but not yet paid.

     9.   Termination.

          (a) Illness, Incapacity or Death: This Agreement shall terminate upon Employee's illness, incapacity or death in accordance with the provisions of Sections 7 and 8 herein.

          (b) Termination for Cause: The Employer shall have the right, at any time, upon prior written notice of termination satisfying the requirements of Section 11 herein, to terminate Employee's employment hereunder, including termination for Cause. For the purpose of this Agreement, termination for "Cause" shall mean termination for personal dishonesty, incompetence, misconduct or conduct which negatively reflects upon the Employer (as determined by its Board of Directors), breach of fiduciary duty, failure to perform the duties stated in this Agreement, violation of any law, rule or regulation (other than minor traffic violations or similar offenses), violation of a final cease-and-desist order, or personal default on indebtedness which is not corrected within 30 days from the date of default. Cause shall also include failure of the Bank to obtain the necessary regulatory approvals for Employee to serve as a senior executive officer of the Bank by December 31, 2002. In the event Employee is terminated for Cause, Employee shall have no right to compensation or other benefits for any period after such date of termination, other than compensation which was accrued, but not yet paid.

          (c) Involuntary Termination: If the Employee is terminated by Employer other than for Cause, Employee's right to compensation and other benefits under this Agreement shall be as set forth in Section 9 (e) and
     (f) herein.

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          (d)  Change-in-Control: A "Change-in-Control" of the Employer shall mean the first to occur of any one or more of the following:

               (i) any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by, any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of the Employer or of Employer's parent holding company, Bancshares of Florida, Inc., or

               (ii) the sale of all or substantially all of the assets of the Employer; or

               (iii) the liquidation of the Employer or a material amount of Employer's assets or of Employer's parent holding company, Bancshares of Florida, Inc.; or

               (iv) the takeover or control of all or substantially all of the operations of Employer or of Employer's parent holding company, Bancshares of Florida, Inc., through any of the means specified above.

          In the event of an anticipated "Change-in-Control," Employee shall be entitled at any time up to thirty (30) days prior to the date of closing of the transaction which will effect such Change-in-Control (the "Change-in-Control Date") and at his election, to give written notice to Employer of termination of this Agreement as of the Change-in-Control Date, and Employee shall be paid, in addition to all accrued but unpaid Base Salary (which is to be paid as earned) and Performance Bonuses (which are to be paid as provided in this Agreement), a lump sum cash payment defined in Section 9(e) (the "Change-in-Control Payment"). The Change-in Control Payment shall be unconditional and without setoff of any kind and paid in cash, not later than ten (10) days after the Change-in-Control Date. Additionally, the Change-in-Control Payment shall be made to Employee as a condition to the closing of the transaction which will effect the change in control, and prior to the Change-in-Control Date, Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Employee's rights and Employer's obligation sunder this Agreement, including without limitation this paragraph, and without effecting Employer's obligations to pay Employee hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Employee for such part of the Change-in-Control Payment as has not been paid by the Employer as of the Change-in-Control Date.

          (e) Severance Payment: If Employee is terminated by the Employer for reason other than Cause, Employee shall be paid, as severance, the total Base Salary due for the remaining term of this Agreement. Notwithstanding the foregoing, the amount of the Change-in-Control Payment shall be two and one-half years' base salary.

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          Any payment under this Section 9(e) shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full and shall only be paid subject to Employee's execution of a full release in favor of the Employer for any potential claims related to this Agreement or to Employee's employment with the Employer.

          (f)  Additional Severance Benefits: Unless the Employee is terminated:
     (i) for Cause; (ii) pursuant to Sections 7, 8 or 10(b) herein; or (iii) pursuant to a termination of employment by the Employee, the Employer shall maintain in full force and effect, for the continued benefit of the Employee any Employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination for the shorter of: (i) the remaining term of this Agreement; (ii) 12 months; or (iii) the period of time ending on the date Employee becomes eligible for participation in a comparable plan; provided, however, that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. Further, the Employer shall pay for the same or similar benefits if such benefits are available to the Employee on an individual or group basis as a result of contractual or statutory provisions requiring or permitting such availability including, but not limited to, health insurance covered under COBRA.

     10. Required Provisions by Regulation. Employer and Employee acknowledge that the laws and regulations governing the Parties require that certain provisions be provided in each employment agreement with officers and employees of the Bank. The Parties agree to be bound by the following provisions:

          (a) Suspension/Temporary Prohibition: If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. (S)1818[e][3] and [g][1]) the Bank's obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may in its discretion:

               (i) pay the Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and

               (ii) reinstate (in whole or part) any of the Bank's obligations which were suspended.

          (b) Permanent Prohibition: If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. (S)1818[e][4] or [g][1]), all of the Bank's obligations under this Agreement shall terminate as of the effective date of the order, but the Employee's vested rights, if any shall not be affected.

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          (c)  Default Under FDIA: If the Bank is in default (as defined in
     Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect the Employee's vested rights if any.

          (d) Regulatory Termination: All obligations under this Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Agreement is necessary for continued operation of the Bank:

               (i) by the Director or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

               (ii) by the Director or his or her designee, at the time the
                    Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank's determined by the Director to be in unsafe or unsound condition.

          Any of the Employee's rights that have already vested, however, shall not be affected by such action. For purposes of this subsection of the Agreement, the term "Director" shall mean the Director of the FDIC.

     11.  Notice of Termination.

          (a) Employee's Notice: Employee shall have the right, upon prior written notice of termination of not less than 30 days, to terminate his employment hereunder. In such event, Employee shall have no right after the date of termination to compensation or other benefits as provided in this Agreement, except for compensation which was accrued, but unpaid.

          (b) Specificity: Any termination of the Employee's employment by the Employer or by Employee shall be communicated by written notice of termination to the other Parties hereto. For purposes of this Agreement, a "notice of termination" shall mean a dated notice which shall: (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and (iii) set forth the date of termination, which shall be not less than 30 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

          (c) Delivery of Notices: All notices given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to the Employee (or to the Employee's spouse or estate upon the Employee's death) notice shall be sent to

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     Employee's last-known address, and if to Employer, notice shall be sent to the Employer's corporate headquarters. All such notices shall be effective five days after having been deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

     12. Post-Termination Obligations. Employer shall pay to Employee such compensation as is required pursuant to this Agreement; provided, however, any such payment shall be subject to Employee's post-termination cooperation. Such cooperation shall include the following:

          (a) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer, a customer and/or any other third parties (including without limitation serving as a witness in court or other proceedings);

          (b) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

          (c) Employee shall keep the Employer's trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

          (d) Employee shall return all Employer's property, including, but not limited to, keys, credit cards, manuals and other written materials.

          (e) Employee shall execute a full release of all potential claims related to this Agreement or to Employee's employment with the Employer in favor of the Employer.

     Upon submission of proper receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

     13. Indebtedness. If during the term of this Agreement, Employee becomes indebted to the Employer for any reason, the Employer may, at its election, set off and collect any sums due Employee out of any amounts which the Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination of this Agreement, all sums owed to the Employer by Employee shall become immediately due and payable. Employee shall pay all expenses and Attorneys' Fees actually or necessarily incurred by the Employer in connection with any collection proceeding for Employee's indebtedness. Notwithstanding any of the foregoing, any indebtedness to the Employer secured by a mortgage on Employee's residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

     14. Maintenance of Trade Secrets and Confidential Information. Employee shall use his best efforts and utmost diligence to guard and protect all of the Employer's trade secrets and confidential information. Employee shall not, either during the term or after termination of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any Person, the identity of the Employer's customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets or other confidential

                                  Page 10 of 15

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information relating to the Employer's business. Upon termination of this
Agreement or Employee's employment, for any reason, Employee shall immediately return and deliver to the Employer all records and papers and all materials of whatever nature which bear trade secrets or confidential information relating to the Employer.

     15.  Competitive Activities.

          (a) Limitation on Outside Activities: Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Employer; provided, however, that Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions. Employee, however, shall be prohibited from making any investments or commitments of time, accepting any positions or participating in any activities which cause Employee to devote time to such investments, commitments, positions or activities which interfere with Employee's position with and obligations to the Bank.

          (b) Agreement Not to Compete: Employee acknowledges that by virtue of his employment with the Employer, Employee will acquire an intimate knowledge of the activities and affairs of the Employer, including trade secrets and other confidential matters. Employee, therefore, agrees that during the term of this Agreement, and for a period of 12 months following the termination of Employee's employment hereunder, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Broward, Palm Beach or Collier Counties, Florida that offers similar products or services as those offered by the Employer, or with any Person whose intent it is to organize another such company or entity located in Broward, Palm Beach or Collier Counties, Florida.

          Employee further agrees that for a period of 12 months following the termination of Employee's employment hereunder for any reason, Employee shall not directly or indirectly solicit the business of any then current customer of the Employer, regardless of whether or not Employee was responsible for generating such customer's business for the Employer. This restriction shall apply to both loan customers and depositors of the Employer.

          Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

     16.  Remedies for Breach.

          (a) Arbitration: The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 16(b), herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable,

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     shall be submitted to binding arbitration before and in accordance with the
     Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable Attorneys' Fees. The venue for arbitration shall be in Broward County, Florida.

          (b) Injunctive Relief: The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee's violation of the provisions of Sections 14 and 15 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section. Should Employer prevail in an action seeking such an injunction, Employee shall pay all costs and Attorneys' Fees incurred by Employer in and relating to obtaining such injunction. Such injunctive relief may be obtained without bond and Employee's sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

          (c) Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 16(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee's breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

     17. Assignment. This Agreement shall inure to the benefit of and be binding upon the Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Employer, and to the extent applicable, its successors, and assigns, including, without limitation, any Person which may acquire all or substantially all of the Employer's assets and business, or with or into which the Employer may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer, unless such merger or consolidation or subsequent merger or consolidation is a transaction of the type which would result in termination under Sections 10(c) and 10(d) herein.

     18. Attorneys' Fees. In the event that any claim or controversy hereunder is the subject of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys' Fees.

     19.  Miscellaneous.

          (a) Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

          (b) Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

               (i) "Person" shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

               (ii) "Attorneys' Fees" shall include the legal fees and
                    disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, appeal or bankruptcy proceedings.

          (c) Headings for Reference Only: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

          (d) Governing Law/Jurisdiction: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate court in Broward County, Florida.

          (e) Severability: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

          (f) Entire Agreement: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party's waiver of the other Party's breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

          (g) Waiver: No course of conduct by Employer or Employee and no delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

          (h) Pronouns: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

          (i) Recitals: The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE                              BANK OF FLORIDA


/s/ Martin P. Mahan                   By: /s/ Michael L. McMullan
Martin P. Mahan                           Michael L. McMullan,
                                          President and Chief Executive Officer

                 SPECIFIC JOINDER BY BANCSHARES OF FLORIDA, INC.

     Bancshares of Florida, Inc. ("Bancshares"), the parent holding company of the Bank, desires to make certain specific commitments to Employee. In that regard, Bancshares and Employee agree as follows:

     1. Stock Options. Subject to availability of shares under Bancshares' 1999 Stock Option Plan and all terms thereof, Bancshares shall grant an option to purchase 20,000 shares of Bancshares common stock. Such option shall be granted pursuant to a separate Stock Option Agreement and shall be governed pursuant to such agreement's terms.

     2. Employment by Bancshares. Within 30 days of each anniversary date of the Agreement, or at the Board's discretion, Bancshares' Board of Directors shall review and consider Employee's performance under the Agreement and determine whether to offer Employee employment as Bancshares' Chief Operating Officer.

     3. Termination. This Specific Joinder shall terminate upon any termination of the Agreement.

     IN WITNESS WHEREOF, Employee and Bancshares have executed this Specific Joinder as of the day and year first written above.

EMPLOYEE                              BANCSHARES OF FLORIDA, INC.


/s/ Martin P. Mahan                   By: /s/  Michael L. McMullan
Martin P. Mahan                           Michael L. McMullan,
                                          President and Chief Executive Officer